Exhibit 10.15
INVESTMENT AND RECAPITALIZATION AGREEMENT
dated as of July 14, 2006
among
THE O’GARA GROUP, INC.,
WALNUT INVESTMENT PARTNERS, L.P.,
WALNUT PRIVATE EQUITY FUND, L.P.,
WALNUT HOLDINGS O’GARA LLC,
HAUSER 43, LLC,
PMR, LLC,
THE THOMAS M. O’GARA FAMILY TRUST,
and
KURT M. CAMPBELL

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     THIS INVESTMENT AND RECAPITALIZATION AGREEMENT (“Agreement”) dated as of the 14th day of July 2006 is made among THE O’GARA GROUP, INC., an Ohio corporation (the “Company”), WALNUT INVESTMENT PARTNERS, L.P., a Delaware limited partnership (“WIP”), WALNUT PRIVATE EQUITY FUND, L.P., a Delaware limited partnership (“WPEF”) (WIP and WPEF collectively, “Walnut”), WALNUT HOLDINGS O’GARA LLC, an Ohio limited liability company (“WHO”), HAUSER 43, LLC, an Ohio limited liability company (“Hauser LLC”), PMR, LLC, a Vermont limited liability company (“PMR”), THE THOMAS M. O’GARA FAMILY TRUST (“T. O’Gara”) and KURT M. CAMPBELL (“Campbell”) (Walnut, WHO, Hauser LLC, PMR, T. O’Gara and Campbell collectively, the “Investors”; individually, an “Investor”).
PREAMBLE
     A. The Company requires additional equity financing in order to finance certain contemplated acquisitions described on Schedule 5.3 to this Agreement.
     B. Each of the Investors is willing, on the terms and conditions contained in this Agreement, to purchase preferred equity in the Company.
     C. As a condition precedent to the obligations of the Investors to acquire such preferred equity in the Company, the Company shall undertake a recapitalization, to be effected by a merger of O’Gara Recap Corp., a newly organized Ohio corporation that is a wholly owned subsidiary of the Company (“Merger Sub”), with and into the Company (the “Merger”), consolidating the Company’s existing seven (7) series of preferred stock into two (2) classes, the New Class A Preferred and the New Class B Preferred, and with each class to have several series (the “Recapitalization”).
ARTICLE I
DEFINED TERMS
     Section 1.1 Definitions.
     The following terms, when used in this Agreement, have the following meanings, unless the context otherwise indicates:
     “‘33 Act” means the Securities Act of 1933, as amended, or any similar federal law then in force, and the rules and regulations promulgated thereunder.
     “‘34 Act” means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force, and the rules and regulations promulgated thereunder.
     “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the ‘34 Act.
     “Best Knowledge” shall mean the actual knowledge of the person or entity.

     “Closing” and “Closing Date” mean the consummation of the Company’s issuance and sale, and the Investors’ purchase, of shares of the New B-1 Series of New Class B Preferred Stock under Section 3.1, 3.3 and 3.5 of this Agreement and the date on which the same occurs or occurred.
     “Commission” means the United States Securities and Exchange Commission.
     “Common Stock” means the common stock, no par value per share, of the Company.
     “Contribution Agreement” means the Contribution Agreement dated May 6, 2005 among the Company and certain of its shareholders.
     “Disclosure Schedule” means the schedule of exceptions to, and qualifications of, the warranties and representations of the Company set forth in Article IV hereof.
     “Employee Benefit Plan” means any plan regulated under the Employee Retirement Income Security Act of 1984, as amended (“ERISA”), and any similar federal law then in force, and the rules and regulations promulgated thereunder.
     “Executive Management Team” means Thomas M. O’Gara, Wilfred T. O’Gara and Michael J. Lennon.
     “Existing Articles” means the Second Amended and Restated Articles of Incorporation of the Company in the form attached hereto and incorporated herein as Schedule 4.1-1.
     “Financial Statements” shall mean: (x) the audited financial statements of the Company existing as of December 31, 2005 (including all schedules and notes thereto), consisting of the balance sheet at such date and the related statements of income and expenses, retained earnings, changes in financial position and cash flows for the period then ended; and (y) the unaudited financial statements of the Company as of May 31, 2006, consisting of the balance sheet at such date and the related statements of income and expenses, retained earnings, changes in financial position and cash flows for the five (5) month period then ended. In addition, after the date of this Agreement, the term “Financial Statements” shall include any and all annual and interim financial statements thereafter issued by or on behalf of the Company, which shall be consolidated and consolidating financial statements of the Company and all its Subsidiaries. All interim financial statements shall exclude footnotes.
     “Financial Statement Date” means the date of the most recent Financial Statements of the Company.
     “Holder” means each Investor (or its or his successors or permitted assigns) and any other Person who or that holds either New Class B Preferred acquired under this Agreement or Common Stock into which New Class B Preferred acquired under this Agreement has been converted.

     “Independent Public Accountants” means that firm of independent certified public accountants selected by the Company’s Board of Directors.
     “Lien” means any mortgage, lien, pledge, security interest, easement, conditional sale or other title retention agreement or other encumbrance of any kind.
     “Merger” means the merger of Merger Sub with and into the Company in accordance with the Merger Agreement and the OGCL, pursuant to which the New Articles shall be adopted and the Recapitalization shall be effected.
     “Merger Agreement” means the Agreement and Plan of Merger between Merger Sub and the Company in the form attached to this Agreement and incorporated herein as Schedule 2.1.
     “Merger Sub” means O’Gara Recap Corp., an Ohio corporation formed to effect the Merger and the Recapitalization and a wholly owned subsidiary of the Company.
     “New Articles” means the Third Amended and Restated Articles of Incorporation of the Company adopted in connection with the Merger and in the form attached hereto and incorporated herein as Schedule 7.6.2.
     “New Class A Preferred” means the shares of New Class A 3% Cumulative Participating Preferred Stock in the Company of any series, no par value per share, having the rights, preferences and privileges set forth in the New Articles.
     “New Class B Preferred” means the shares of New Class B 5% Cumulative Participating Preferred Stock in the Company of any series, no par value per share, having the rights, preferences and privileges set forth in the New Articles.
     “OGCL” means the Ohio General Corporation Law, Sections 1701.01 et seq. of the Ohio Revised Code.
     “Public Offering” means both: (i) the date of the effectiveness of any registration statement relating to the underwritten distribution of the Company’s Common Stock which is filed by the Company under the ‘33 Act; and (ii) the process of distributing such Common Stock to the public.
     “Regulations” means the Amended and Restated Regulations of the Company in the form attached hereto and incorporated herein as Schedule 4.1-2.
     “SBA” means the federal Small Business Administration and any successor regulatory body.
     “Second Tranche Closing” and “Second Tranche Closing Date” mean the consummation of the Company’s issuance and sale, and the Investors’ purchase, of shares of New Class B Preferred Stock under Section 3.3 of this Agreement and the date on which the same occurs or occurred.

     “Series A Preferred” means the shares of Series A 5% Cumulative Participating Preferred Stock in the Company, no par value per share, issued in accordance with the Contribution Agreement having the rights, preferences and privileges set forth in the Existing Articles.
     “Series B Preferred” means the shares of Series B 5% Cumulative Participating Preferred Stock in the Company, no par value per share, issued in accordance with the Contribution Agreement having the rights, preferences and privileges set forth in the Existing Articles.
     “Series C Preferred” means the shares of Series C 3% Cumulative Participating Preferred Stock in the Company, no par value per share, issued in accordance with the Contribution Agreement having the rights, preferences and privileges set forth in the Existing Articles.
     “Series D Preferred” means the shares of Series D 5% Cumulative Participating Preferred Stock in the Company, no par value per share and having the rights, preferences and privileges set forth in the Existing Articles.
     “Series E Preferred” means the shares of Series E 5% Cumulative Participating Preferred Stock in the Company, no par value per share, having the rights, preferences and privileges set forth in the Existing Articles.
     “Series F Preferred” means the shares of Series F 5% Cumulative Participating Preferred Stock in the Company, no par value per share, having the rights, preferences and privileges set forth in the Existing Articles.
     “Series G Preferred” means the shares of Series G 3% Cumulative Participating Preferred Stock in the Company, no par value per share, having the rights, preferences and privileges set forth in the Existing Articles.
     “Shareholders Agreement” shall mean the Second Amended and Restated Shareholders Agreement dated as of July 14, 2006 among the Company, Walnut, WHO, PMR, Mark J. Hauser (“Hauser”), Hauser LLC, William J. Motto (“Motto”), T. O’Gara, Wilfred T. O’Gara (“W. O’Gara”), Michael J. Lennon (“Lennon”), Campbell and all other holders of issued and outstanding capital stock of the Company from time to time outstanding, all in the form attached hereto and incorporated herein as Schedule 7.6-1.
     “Subsidiary” or “Subsidiaries” of any person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such person or one or more Subsidiaries of such person.
     “Walnut Board Member” means any individual who sits on the Company’s Board of Directors at the designation (whether by written agreement or otherwise) of Walnut. There shall be two (2) Walnut Board Members, initially Frederic H. Mayerson and James M. Gould.

     Section 1.2 General Provisions.
     The masculine form of words includes the feminine and the neuter and vice versa, and, unless the context otherwise requires, the singular form of words includes the plural and vice versa. The words “herein,” “hereof,” “hereunder,” and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular section or subsection.
ARTICLE II
RECAPITALIZATION
     Section 2.1 Agreement and Plan of Merger.
     Simultaneously with the execution and delivery of this Agreement, Merger Sub and the Company have executed and delivered the Merger Agreement, a true, complete and correct copy of which is attached hereto and incorporated herein as Schedule 2.1. The Boards of Directors of each of Merger Sub and the Company have approved the Merger Agreement and the Merger thereby contemplated. The Company, as the sole shareholder of Merger Sub, has adopted the Merger Agreement and approved the Merger, and the Merger Agreement has been submitted to the shareholder of the Company for their adoption and approval by unanimous written consent, all in accordance with the requirements of the OGCL. Consent solicitation materials distributed to the Company’s shareholders, copies of which shall be provided to the Investors, shall also function as notice of a special meeting of the Company’s shareholders to adopt the Merger Agreement and approve the Merger to be convened if unanimous shareholder consent cannot be obtained.
     Section 2.2 Effective Time of the Merger.
     Immediately prior to the Closing, if (but only if) the shareholders of the Company have duly adopted the Merger Agreement and approved the Merger in accordance with the requirements of the OGCL, whether by unanimous written consent or at a special meeting of shareholders, the Company and Merger Sub shall cause a certificate of merger (“Certificate of Merger”) to be filed with the Ohio Secretary of State with immediate effect, thereby effecting the Merger and the Recapitalization. The time and date when the Certificate of Merger is filed shall be the effective time of the Merger and of the Recapitalization (the “Effective Time”). After the Effective Time, the New Articles, together with the Regulations, shall constitute the corporate charter of the Company.
     Section 2.3 Effect of the Merger.
     The Merger shall have the effect set forth in Section 1701.82 of the OGCL. In the Merger, each share of Series C Preferred and Series G Preferred outstanding immediately prior to the Effective Time shall be converted, by virtue of the Merger and without the need for any action on the part of the holder thereof, into one (1) share of the New A-1 Series of the New Class A Preferred, all as provided in the Merger Agreement. In the Merger, each share of Series A Preferred, Series B Preferred, Series D Preferred, Series E Preferred and Series F Preferred

outstanding immediately prior to the Effective Time shall be converted, by virtue of the Merger and without the need for any action on the part of the holder thereof, into one (1) share of a Series of New Class B Preferred, all as provided in the Merger Agreement.
     Section 2.4 Condition Precedent.
     The occurrence of the Merger in accordance with the provisions of this Article II shall be a condition precedent to the obligation of the Investors hereunder to purchase shares of New Class B Preferred.
ARTICLE III
PURCHASE AND SALE TERMS
     Section 3.1 Purchase and Sale of New Class B Preferred at Closing.
     Subject to the terms and conditions of this Agreement, at the Closing, the Company shall issue and sell to each of the Investors, and each of the Investors shall, severally and not jointly and severally, purchase from the Company, that number of shares of the New B-1 Series of New Class B Preferred set forth opposite the name of such Investor on Schedule 3.1 attached hereto for the purchase price set forth opposite that Investor’s name on Schedule 3.1. An aggregate of Forty Thousand Four Hundred Seventy Three (40,473) shares of the New B-1 Series of New Class B Preferred (collectively, the “Closing Shares”) shall be issued to the Investors at the Closing for an aggregate purchase price of Four Million Eight Hundred Ten Thousand One Hundred Eighteen and 60/100 Dollars ($4,810,118.60) (the “Closing Purchase Price”). No Investor shall be liable for the failure of any other Investor to comply with its purchase obligations under this Section 3.1.
     Section 3.2 Payment of Closing Purchase Price for New Class B Preferred.
     At the Closing, each Investor shall pay its portion of the Closing Purchase Price for the shares of New Class B Preferred to be acquired by such Investor under Section 3.1 by wire transfer of immediately available funds to an account designated in writing by the Company.
     Section 3.3 Purchase and Sale of Second Tranche New Class B Preferred.
     Subject to the terms and conditions of this Agreement, if the Company is not then in default under this Agreement and on a date to be determined by the Company’s Board of Directors, taking into account the proximity of the closing of an acquisition described on Schedule 5.3 hereof (it being understood that Executive Management Team shall use their best knowledge and fair and reasonable efforts to assure that the date be no more than five (5) days prior to the scheduled date for closing such acquisition), on at least ten (10) days prior written notice to the Investors (the “Second Tranche Closing”), the Company shall issue and sell to each of the Investors (other than T. O’Gara), and each of the Investors (other than T. O’Gara) shall, severally and not jointly and severally, purchase from the Company, that number of shares of the New B-1 Series of New Class B Preferred set forth opposite the name of such Investor on Schedule 3.3 attached hereto for the purchase price set forth opposite that Investor’s name on

Schedule 3.3. An aggregate of Thirty Six Thousand Twelve (36,012) shares of the New B-1 Series of New Class B Preferred (collectively, the “Second Tranche Shares”) shall be issued to the Investors (other than T. O’Gara) at the Second Tranche Closing for an aggregate purchase price of Four Million Two Hundred Seventy Nine Thousand Nine Hundred Thirty Nine and 60/100 Dollars ($4,279,939.60) (the “Second Tranche Purchase Price”). No Investor shall be liable for the failure of any other Investor to comply with its purchase obligations under this Section 3.3.
     Section 3.4 Payment of Second Tranche Purchase Price for New Class B Preferred.
     At the Second Tranche Closing, each Investor (other than T. O’Gara) shall pay its portion of the Second Tranche Purchase Price for the shares of New Class B Preferred to be acquired by such Investor under Section 3.3 by wire transfer of immediately available funds to an account designated in writing by the Company.
     Section 3.5 T. O’Gara’s Irrevocable Subscription Agreement. Simultaneously with the execution and delivery of this Agreement, T. O’Gara will execute and deliver the Irrevocable Subscription Agreement in the form attached hereto as Schedule 3.5 (“Irrevocable Subscription Agreement”). Pursuant to that Irrevocable Subscription Agreement, T. O’Gara shall be obligated to acquire Four Thousand Two Hundred Seven (4,207) shares of the New B-1 Series of New Class B Preferred for a purchase price of Five Hundred Thousand Dollars ($500,000) on October 15, 2006 and a further Five Thousand Four Hundred Twenty Seven (5,427) shares of the New B-1 Series of New Class B Preferred for a purchase price of Six Hundred Forty Five Thousand Dollars ($645,000) on December 31, 2006. In the event of any conflict between the terms of this Agreement and the terms of the Irrevocable Subscription Agreement, the terms of the Irrevocable Subscription Agreement shall prevail and govern.
     Section 3.6 Transfer Legends and Restrictions.
     The transfer of the shares of New Class B Preferred purchased hereunder by the Investors, whether Closing Shares or Second Tranche Shares or shares acquired by T. O’Gara pursuant to the Irrevocable Subscription Agreement (collectively, “Shares”) will be restricted in accordance with the terms hereof and of the Shareholders Agreement. Each certificate evidencing the shares of New Class B Preferred, including any certificate issued to any transferee thereof, shall be imprinted with legends in substantially the following form (unless otherwise permitted under this Section 3.6 or unless such shares of New Class B Preferred shall have been effectively registered and sold under the ‘33 Act and applicable state securities laws):
“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE OFFERED OR TRANSFERRED BY SALE, ASSIGNMENT, PLEDGE OR OTHERWISE UNLESS: (I) A REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933 IS IN EFFECT; OR (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, WHICH OPINION IS REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT

SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933. TRANSFER OF THE SECURITIES IS FURTHER RESTRICTED AS PROVIDED IN THE SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT DATED AS OF JULY 14, 2006, A COPY OF WHICH IS AVAILABLE AT THE COMPANY’S OFFICES.”
     Each Holder of Shares by acceptance thereof agrees, so long as any legend described in this Section shall remain on the certificates evidencing the Shares, as the case may be, prior to any transfer of any of the same (except for a transfer effected pursuant to an effective registration statement under the ‘33 Act or in compliance with Rule 144 or Rule 144A thereunder), to give written notice to the Company of such Holder’s intention to effect such transfer and agrees to comply in all material respects with the provisions of this Section 3.6. Such notice, if required, shall describe the proposed method of transfer of the Shares in question. Upon receipt by the Company of such notice, if required, and if in the opinion of counsel to such Holder, which opinion shall be reasonably satisfactory to the Company, the proposed transfer may be effected without registration under the ‘33 Act in compliance with Section 4(2) or Rules 144 or 144A thereunder and under applicable state securities laws, then the proposed transfer may be effected; provided, however, that in the case of any Holder which is a partnership, no such opinion of counsel shall be necessary for a transfer by such partnership to a partner of such partnership, or a retired partner of such partnership who retires after the date such partnership became a Holder, or the estate of any such partner or retired partner, if the transferee agrees in writing to be subject to the terms of this Section 3.6 to the same extent as if such transferee were originally a signatory to this Agreement. Upon receipt by the Company of such opinion and of such agreement by the transferee to be bound by this Section 3.6, the Holder of such Shares shall thereupon be entitled to transfer the same in accordance with the terms of the notice (if any) delivered by such Holder to the Company. Each certificate, if any, evidencing the Shares, as the case may be, issued upon any such transfer shall bear the legend set forth in this Section 3.6. Upon the written request of a Holder of the Shares, the Company shall remove the foregoing legend from the certificates evidencing such Shares, as the case may be, and issue to such Holder new certificates therefor, free of any transfer legend if, with such request, the Company shall have received an opinion of counsel selected by the Holder, such opinion to be reasonably satisfactory to the Company, to the effect that any transfers by said Holder of such Shares may be made to the public without compliance with either Section 5 of the ‘33 Act or Rule 144 thereunder and applicable state securities laws. In no event will such legend be removed if such opinion is based upon the “private offering” exemption of Section 4(2) of the ‘33 Act.
     Notwithstanding the foregoing, in the event of a conflict between the provisions of this Section 3.6 and the provisions of Sections 5.2(c) or 5.2(d) hereof, the provisions of Sections 5.2(c) or 5.2(d) shall prevail and control. Nothing in this Section 3.6 shall be deemed to be in derogation of, or to be excepted from, the restrictions on transfer set forth in the Shareholders Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES WITH
RESPECT TO THE COMPANY
     Except as set forth in the Disclosure Schedule furnished pursuant to this Agreement, the Company represents and warrants to the Investors (and each of them), at and as of the date hereof and also at and as of the Closing and as of the Second Tranche Closing that:
     Section 4.1 Corporate Existence.
     The Company is a corporation organized, validly existing and in good standing under the laws of the State of Ohio. The Company has all requisite power and authority to conduct its business and to own its properties as now conducted and owned and as proposed to be conducted and owned. Schedule 4.1-1 attached hereto sets forth a true, complete and correct copy of the Existing Articles. Schedule 4.1-2 attached hereto sets forth a true, complete and correct copy of the Regulations. The Company is qualified to do business as a foreign corporation in all jurisdictions in which the nature of its properties and business requires such qualification and in which the failure to be so qualified would materially adversely affect the business, assets, liabilities, prospects or financial or other condition of the Company and its Subsidiaries, taken as a whole.
     Section 4.2 Subsidiaries.
     Section 4.2 of the Disclosure Schedule sets forth a list of all Subsidiaries of the Company. Each Subsidiary is a corporation duly organized, validly existing and in good standing (or the local law equivalent) under the laws of its jurisdiction of incorporation as stated on the said Section 4.2 of the Disclosure Schedule; has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business, as now being conducted, and is duly qualified and in good standing (or the local law equivalent) as a foreign corporation in all jurisdictions in which it is required to be so qualified, except where the failure to be so qualified and in good standing would materially adversely affect the business assets, liabilities, prospects or financial or other condition of the Company and its Subsidiaries, taken as a whole. Each Subsidiary is wholly owned by the Company and no person other than the Company has any “phantom equity” or similar rights or interests in any of the Subsidiaries.
     Section 4.3 Power and Authority.
     The Company has all requisite power and authority, and has taken all required corporate and other action necessary (including shareholder approval) to permit it, to own and hold properties to carry on its business, to execute and deliver this Agreement, to enter into the Merger Agreement, to consummate the Merger, to issue and sell shares of the New B-1 Series of the New Class B Preferred as herein provided, and otherwise to carry out the terms of this Agreement and all other documents, instruments, or transactions required to be executed, delivered or performed by the Company by this Agreement. None of such actions will violate any provision of the Company’s Existing Articles, New Articles or Regulations or result in the breach of or constitute a default under any agreement or instrument to which the Company is a party or by which it is bound or result in the creation or imposition of any material lien, claim or encumbrance on any Company asset. This Agreement has been duly executed and delivered by the Company and (assuming the due authorization, execution and delivery hereof by the Investors) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. No event has occurred and no condition exists that would constitute a violation of this Agreement. The issuance of shares of New B-1 Series of New Class B Preferred hereunder does not give any person rights to terminate any material agreements with the Company or otherwise to exercise material rights against the Company.
     Section 4.4 Ownership and Status of Capital Stock.
          (a) Section 4.4 of the Disclosure Schedule is a capitalization table that sets forth the capital stock that the Company is authorized to issue, has issued, is obligated to issue under Sections 3.3 and 3.5 hereof, has outstanding, has reserved for issuance upon conversion of the New Class A Preferred and New Class B Preferred into Common Stock and has reserved for issuance upon the exercise of outstanding options or warrants. All outstanding shares of Common Stock, New Class A Preferred and New Class B Preferred are, and upon issuance and payment therefor in accordance with the terms of this Agreement, all of the outstanding shares of New Class B Preferred to be issued under this Agreement will be, duly authorized, validly issued, fully paid and non-assessable. Upon conversion of any shares of the New B-1 Series of New Class B Preferred issued hereunder, the shares of Common Stock issuable in connection therewith will be duly authorized, validly issued, fully paid and non-assessable. All outstanding shares of capital stock of the Company have been issued in full compliance with applicable laws. No shares of Common Stock, New Class A Preferred or New Class B Preferred are held in the Company’s treasury. The Common Stock, the New Class A Preferred and the New Class B Preferred are not and will not be entitled to cumulative voting rights, preemptive rights, anti-dilution rights and so-called registration rights under the ‘33 Act, except as otherwise provided in this Agreement, the Shareholders Agreement and the New Articles. The Common Stock, the New Class A Preferred and New Class B Preferred have the preferences, voting powers, qualifications and special or relative rights or privileges set forth in this Agreement, the Shareholders Agreement and the New Articles.
          (b) Except as set forth on Section 4.4 of the Disclosure Schedule or as provided to the Investors in this Agreement, there are: (x) no outstanding options, offers, warrants, conversion rights, contracts, or other rights to subscribe for or to purchase from the Company, or contracts obligating the Company to issue, transfer, or sell (whether formal or informal, written or oral, firm or contingent), Common Stock, New Class A Preferred and New Class B Preferred or other capital stock of the Company (whether debt, equity or a combination thereof) or securities convertible into or exchangeable for Common Stock, New Class A Preferred and New Class B Preferred or other capital stock or “phantom” stock or similar interests; and (y) no contracts or other understandings (whether formal or informal, written or oral, firm or contingent) which require or may require the Company to repurchase any shares of its Common Stock. Other than pursuant to a transaction contemplated by, and in accordance with, Section 5.3 of the Disclosure Schedule and Section 5.3 of this Agreement, there is, and immediately upon consummation of the transactions contemplated hereby there will be, no agreement, with respect to the issuance or sale or voting of any shares of capital stock of the Company (whether outstanding or issuable upon conversion or exercise of outstanding securities) except for the offering and sale of shares of New B-1 Series of New Class B Preferred pursuant to this Agreement and the Irrevocable Subscription Agreement and the applicable provisions of the New Articles. The Company has no obligation to register any of its presently outstanding securities or any of its securities which may thereafter be issued under the ‘33 Act.
     Section 4.5 Financial Condition.
     The Company has furnished to the Investors its Financial Statements, which, together with the schedules and notes thereto, are complete and correct, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied, and fairly present in all material respects the financial condition of the Company as of the dates specified (except that the interim financial statements do not include footnotes). The Financial Statements are in accordance with the books and records of the Company (including its predecessor) as of the dates and for the periods indicated, present fairly in all material respects the financial position, results of operations, shareholders’ equity and changes in financial position of the Company (including its predecessor) as of the respective dates and for the respective periods indicated and have been prepared in accordance with GAAP applied on a consistent basis (except as described in such statements, notes thereto and schedules) (except that the interim financial statements do not include footnotes).
     Section 4.5.1 Absence of Undisclosed Liabilities.
     The Company and its Subsidiaries have no material liabilities, matured or unmatured, fixed or contingent, which are not fully reflected or provided for on the balance sheet of the Company as of the date hereof attached hereto as Exhibit 4.5.1, or any material loss contingency (as defined in Statement of Financial Accounting Standards No. 5), whether or not required by GAAP to be shown on the balance sheets, except: (i) obligations to perform under commitments incurred in the ordinary course of business after the date hereof; (ii) liabilities disclosed in the Financial Statements; and (iii) other liabilities as set forth in Section 4.5.1 of the Disclosure Schedule.
     Section 4.5.2 Taxes.
     The Company (including its predecessor) has accurately completed and filed or will file within the time prescribed by law (including extensions of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with the Internal Revenue Service, the State of Ohio other states or governmental subdivisions and all foreign countries and has paid, or made adequate provision in the Financial Statements for the payment of, all taxes, interest, penalties, assessments or deficiencies shown to be due (or, to the Best Knowledge of the Company, claimed by such authority or jurisdiction to be due) on or in respect of such tax returns and reports. To the Best Knowledge of the Company: (a) there are no other federal, Ohio or other state, county, municipal or foreign taxes that are due and payable by the Company that have not been so paid; (b) there are no other federal, state, county, municipal or foreign tax returns or reports that are required to be filed which have not been so filed; and (c) there are no unpaid assessment for additional taxes for any fiscal period or any basis thereof. The Company’s (including the predecessor’s) federal or state income tax returns have never been audited. Proper and accurate amounts have been withheld by the Company from its employees and the employees of its Subsidiaries for all periods in compliance with the tax, social security and any employment withholding provisions of applicable federal and state law. Proper and accurate, in all material respects, federal and state returns have been filed by the Company for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full or provision therefor included on the books of the Company in accordance with and to the extent required by GAAP.
     Section 4.6 Absence of Certain Changes.
     Except as set forth in Section 4.6 of the Disclosure Schedule, since December 31, 2005, there has not been:
               (a) any material adverse change in the business, assets, liabilities, condition or prospects of the Company (including its predecessor) and its Subsidiaries from that shown by the Financial Statements as of December 31, 2005;
               (b) any damage, destruction or loss of any of the properties or assets of the Company or any of its Subsidiaries (whether or not covered by insurance) materially adversely affecting the business, assets, liabilities, prospects or financial or other condition of the Company and its Subsidiaries, taken as a whole;
               (c) any dividend or other distribution in respect of any of the Company’s capital stock (including the capital stock of its predecessor) paid, declared or set aside or any direct or indirect redemption, purchase or other acquisition of any of such capital stock by the Company;
               (d) any labor dispute, or any other event, development, or condition, of any character, or threat of the same, materially adversely affecting the business or prospects of the Company and its Subsidiaries, taken as a whole;
               (e) any material asset or property of the Company or any of its Subsidiaries made subject to a Lien of any kind;
               (f) any material liability or obligation of any nature whatsoever (contingent or otherwise) incurred by the Company or any of its Subsidiaries, other than current liabilities or obligations incurred in the ordinary course of business;

               (g) any waiver of any valuable right of the Company or any of its Subsidiaries, or the cancellation of any material debt or claim held by the Company or any of its Subsidiaries;
               (h) any issuance of any capital stock or other securities (including options, warrants or rights) of the Company or of any of its Subsidiaries or any agreements or commitments respecting the same;
               (i) any sale, license, assignment or other transfer of any material tangible or intangible assets of the Company or any of its Subsidiaries except in the ordinary course of business consistent with past practice;
               (j) any loan by the Company to any officer, director, employee or shareholder of the Company or any agreement or commitment therefor;
               (k) any increase, direct or indirect, in the compensation paid or payable to any officer or director of the Company or any of its Subsidiaries not in the ordinary course of business consistent with past practice;
               (l) any wage or salary increase applicable to any group or classification of employees generally (other than in the ordinary course of business consistent with past practice and in connection with the general salary plan of the Company);
               (m) any cancellation or compromise by the Company or any of its Subsidiaries of any debt or claim, except in the ordinary course of business and consistent with past practice;
               (n) any waiver or release by the Company or any of its Subsidiaries of any rights of material value;
               (o) any transfer or grant by the Company or any of its Subsidiaries of any material rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, servicemarks or copyrights or with respect to any know-how not in the ordinary course of business consistent with past practice;
               (p) any material transaction, contract or commitment by the Company or any of its Subsidiaries, except contracts listed, or which pursuant to the terms hereof are not required to be listed, on Section 4.6 of the Disclosure Schedule hereto, and except this Agreement and the transactions contemplated hereby; or
               (q) any change by the Company in accounting methods or practices.

     Section 4.7 Litigation.
     There are no suits, proceedings (including arbitration proceedings) or investigations (including any audit proceedings by any governmental agency with jurisdiction over governmental procurements or contracts) pending or, to the Best Knowledge of the Executive Management Team, threatened against or affecting the Company or any of its Subsidiaries or any shareholder, director or officer of the Company or any of its Subsidiaries that could have a material adverse effect on the business, assets, liabilities, prospects or financial or other condition of the Company and its Subsidiaries, taken as a whole, or the ability of any shareholder, director or officer to participate in the affairs of the Company or that concern the transactions contemplated by the Agreement. The foregoing includes, without limiting its generality, actions pending or, to the Best Knowledge of the Executive Management Team, threatened (or any basis therefor known to the Company) involving the prior employment of any employees or currently contemplated prospective employees of the Company or any of its Subsidiaries or their use, in connection with the business of the Company or any of its Subsidiaries, of any information or techniques which might be alleged to be proprietary to their former employer(s).
     Section 4.7.1 Conflict of Interests.
     Neither the Company nor, to the Best Knowledge of the Executive Management Team, any of its Subsidiaries nor, to the Best Knowledge of the Executive Management Team, any officer, employee, agent or any other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any governmental agency or instrumentality of any government (domestic or foreign) or other Person who was, is, or may be in of a position to help or hinder the business of the Company or any of its Subsidiaries (or assist in connection with any actual or proposed transaction) that: (a) might subject the Company or any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding; (b) if not given in the past, might have had a material adverse effect on the assets, business, operations or prospects of the Company or any of its Subsidiaries; or (c) if not continued in the future, might materially adversely affect the business, assets, liabilities operations or prospects of the Company or any of its Subsidiaries.
     Section 4.7.2 Other Relationships.
     Except as set forth in Section 4.7.2 of the Disclosure Schedule, to the Best Knowledge of the Executive Management Team, the shareholders, directors and officers of the Company have no interest (other than as non-controlling holders of securities of a publicly traded company), either directly or indirectly, in any entity, including without limitation, any corporation, partnership, joint venture, limited liability company, proprietorship, firm, person, licensee, business or association (whether as an employee, officer, member, manager, director, shareholder, agent, independent contractor, security holder, creditor, consultant, or otherwise) that presently: (i) engages in any activity which is the same, similar to or competitive with any activity or business in which the Company or any of its Subsidiaries is now engaged; (ii) is a supplier of, customer of, creditor of, or has an existing contractual relationship with the Company or any of its Subsidiaries; or (iii) has any direct or indirect interest in any asset or property used by the Company or any property, real or personal, tangible or intangible, that is necessary or desirable for the conduct of the business of the Company or any of its Subsidiaries. Except as set forth in Section 4.7.2 of the Disclosure Schedule, no current or former shareholder, director, officer or employee of the Company or any of its Subsidiaries nor any Affiliate of any such person, is at present, or since the inception of the Company’s predecessor has been, directly or indirectly through his or her affiliation with any other person or entity, a party to any transaction (other than as an employee or consultant) with the Company or any of its Subsidiaries providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring cash payments to any such person.
     Section 4.8 Licenses; Compliance with Laws, Other Agreements, etc.
     The Company and each of its Subsidiaries possess all franchises, permits, licenses and other rights that are necessary for the conduct of its business, all such franchises, permits, licenses and other rights are in good standing and in full force and effect, and, to the Best Knowledge of the Company, there is no basis for the denial or non-renewal in the future of such rights, franchises, permits, licenses and other rights. The Company and each of its Subsidiaries are in full compliance with all such franchises, permits, licenses and other rights. Neither the Company nor any of its Subsidiaries is in violation of any order or decree of any court, or of the provisions of any contract or agreement to which it is a party or by which it may be bound, or of any law, order, or regulation of any governmental authority, and neither this Agreement nor the transactions contemplated hereby will result in any such violation.
     Section 4.8.1 Intellectual Property Rights and Government Approvals.
     Included in Section 4.8.1 of the Disclosure Schedule is a true and complete list of all patents, trademarks, service marks, trade names, copyrights (which have been filed with the federal copyright authorities) and rights or licenses to use the same, and any and all applications therefor, presently owned or held by the Company or any of its Subsidiaries. Such patents, trademarks, service marks, trade names, copyrights and rights or licenses to use the same, and any and all applications therefor, as well as all trade secrets and similar proprietary information owned or held by the Company or any of its Subsidiaries, are all that are required to enable the Company or any of its Subsidiaries to conduct its business as now conducted, and the Company and each of its Subsidiaries believe that they either now own, have the right to use, possesses or will be able to obtain possession of or develop, and (with respect to its trade secrets and similar proprietary information) have provided adequate safeguards and security for the protection of, all such rights which it will require to conduct their business as proposed to be conducted. Neither the Company nor any of its Subsidiaries nor any member of the Executive

Management Team has received any formal or informal notice of infringement or other complaint that the Company’s or any Subsidiary’s operations traverse or infringe rights under patents, trademarks, service marks, trade names, trade secrets, copyrights or licenses or any other proprietary rights of others, nor do the Company or any of its Subsidiaries or members of the Executive Management Team have any reason to believe that there has been any such infringement. To the Executive Management Team’s Best Knowledge, no person affiliated with the Company or any of its Subsidiaries has wrongfully employed any trade secrets or any confidential information or documentation proprietary to any former employer, and no person affiliated with the Company or any of its Subsidiaries has violated any confidential relationship which such person may have had with any third party. To the Executive Management Team’s Best Knowledge, the Company and each of its Subsidiaries has and will have full right and authority to utilize the processes, systems and techniques presently employed by it in the design, development and manufacture of its present products and all of its other present or presently contemplated products and all rights to any processes, systems and techniques developed by any employee or consultant of the Company or any of its Subsidiaries have been and will be duly and validly assigned to the Company or the applicable Subsidiary. To the Best Knowledge of the Executive Management Team, no royalties, honorariums or fees are or will be payable by the Company or any of its Subsidiaries to other persons by reason of the ownership or use by the Company or any of its Subsidiaries of said patents, trademarks, service marks, trade names, trade secrets, copyrights or rights or licenses to use the same or similar proprietary information, or any and all applications therefor. The Company and each of its Subsidiaries has all material governmental approvals, authorizations, consents, licenses and permits necessary or required to conduct its business as currently conducted or as proposed to be conducted.
     Section 4.8.2 Government Approvals.
     Except as set forth in Section 4.8.2 of the Disclosure Schedule, no authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency, regulatory authority or political subdivision thereof, any securities exchange or any other Person, is required in connection with the execution, delivery or performance by the Company of this Agreement or the business of the Company in order to consummate the transactions contemplated in this Agreement. All such material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations have been obtained or made, as the case may be, and are in full force and effect and are not the subject of any pending or, to the Best Knowledge of the Executive Management Team, threatened attack by appeal or direct proceeding or otherwise.
     Section 4.9 Brokers, etc.
     Other than the “deal fee” payable by the Company to Walnut pursuant to Section 5.11 of this Agreement and the fees set forth on Section 4.9 of the Disclosure Schedule, Company has not dealt with any broker, finder, or other similar person in connection with the offer or sale of shares of the New B-1 Series of New Class B Preferred and the transactions contemplated in this Agreement. The Company is not under any obligation to pay any broker’s fee, finder’s fee or commission in connection with such transactions other than the “deal fee” required to be paid under Section 5.11 hereof and the fees set forth on Section 4.9 of the Disclosure Schedule.
     Section 4.10 Private Sale.
     The Company has not, either directly or through any agent, offered any securities to or solicited any offers to acquire any securities from, or otherwise approached, negotiated, or communicated in respect of any securities with, any person in such a manner as to require that the offer or sale of such securities (including but not limited to the New Class B Preferred be registered pursuant to the provisions of Section 5 of the ‘33 Act and the rules and regulations of the Commission thereunder or the securities laws of any state and neither the Company nor anyone acting on its behalf will take any action prior to the Closing that would cause any such registration to be required (including, without limitation, any offer, issuance or sale of any security of the Company under circumstances which might require the integration of such security with the New Class B Preferred under the ‘33 Act or the rules and regulations of the Commission thereunder) which might subject the offering, issuance or sale of the New B-1 Series of New Class B Preferred to the registration provisions of the ‘33 Act. The issuance of the shares of New B-1 Series of New Class B Preferred hereunder, and the issuance of shares of Common Stock issuable upon the conversion of the New Class B Preferred are exempt from registration under the ‘33 Act. The Company has complied with all federal and state securities and blue sky laws in all issuances and purchases of capital stock prior to the date hereof and has not violated any applicable law in making such issuances and purchases of its capital stock prior to the date hereof. Any notices required to be filed under federal and state securities and blue sky laws prior to or subsequent to the Closing shall be filed on a timely basis prior to or as so required. Neither the Company nor any person authorized or employed by the Company as agent, broker, dealer or otherwise in connection with the offering or sale of the New Class B Preferred has offered the same or any such securities for sale to, or solicited any offers to buy the same from, or otherwise approached or negotiated with respect thereto with, any person or persons other than the Investors and not more than a limited number of other financially sophisticated investors.
     Section 4.11 Projections; Material Facts.
     In connection with the transactions contemplated by this Agreement, the Company has furnished to Walnut certain projected budgets, financial statements and forecasts. The Company represents and warrants that such projected budgets, financial statements and forecasts were prepared by the Company in good faith based on assumptions the Company believes to be reasonable and otherwise based on the Company’s Best Knowledge, information and belief. No representation or warranty by the Company contained in this Agreement or any other written statement, information, material or certificate furnished or to be furnished to Walnut pursuant hereto or in connection with the transactions contemplated hereby by the Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or herein not misleading, when all are taken together as a whole (it being understood that, in the event of any inconsistency between this Agreement and any other writings, this Agreement shall control). To the Executive Management Team’s Best Knowledge, there is no information or fact which has or would have a material adverse effect on the business, assets, liabilities, condition or prospects of the Company and its Subsidiaries, taken as a whole, that has not been disclosed to the Investors.
     Section 4.12 Minutebooks.
     The minute books of the Company (including its predecessor) contain a complete summary of all meetings of shareholders and/or directors since the time of formation and accurately reflect all transactions referred to in such minutes.
     Section 4.13 Employment Contracts, etc.; Certain Material Transactions.
     Except as set forth in Section 4.13 of the Disclosure Schedule: (i) the Company and its Subsidiaries are not a party to any employment or deferred compensation agreements; (ii) the Company and its Subsidiaries do not have any bonus, incentive or profit-sharing plans; (iii) the Company and its Subsidiaries do not have any Employee Benefit Plans or other pension, retirement or similar plans or obligations, whether funded or unfunded, of a legally binding nature or in the nature of informal understandings; and (iv) there are no existing material arrangements or proposed material transactions between the Company or any of its Subsidiaries and any officer or director or holder of more than ten percent (10%) of the capital stock of the Company. The Company and its Subsidiaries are not a party to any collective bargaining agreement and, to the Executive Management Team’s Best Knowledge, no organizational efforts are currently being made with respect to any of such employees. To the Best Knowledge of the Executive Management Team, none of the members of the Executive Management Team or any other key employees of the Company or any of its Subsidiaries have any plans to terminate their respective relationships with the Company. Section 4.13 of the Disclosure Schedule hereto sets forth the name (and, where applicable, the title) of each person employed by the Company or any of its Subsidiaries as of May 31, 2006, whose total compensation (inclusive of salary and bonuses) for the fiscal year beginning January 1, 2006 exceed Eighty Thousand Dollars ($80,000) as well as the specific amount paid during or accrued in respect of such fiscal year to or for the account of each such person: (i) as basic salary; and (ii) as bonus and other compensation.
     Section 4.14 Banks, Agents, etc.
     Section 4.14 of the Disclosure Schedule hereto contains a complete and correct list setting forth the name of: (i) each bank in which the Company or any of its Subsidiaries has an account, safe deposit box or borrowing privilege and the names of all persons authorized to draw thereon, to have access thereto or to borrow thereupon, as the case may be; and (ii) each agent to whom the Company or any of its Subsidiaries has granted a written power of attorney or similar authority to act on its behalf.

     Section 4.15 Aggregate Gross Assets.
     The aggregate gross assets of the Company (including its predecessor), including for purposes of this Section 4.15 the aggregate gross assets of all of the Company’s Subsidiaries, have not at any time exceeded Fifty Million Dollars ($50,000,000) and, after giving effect to the transactions contemplated by this Agreement, will not exceed Fifty Million Dollars ($50,000,000).
     Section 4.16 Small Business Matters; Regulatory Compliance.
     The Company and its Subsidiaries are classified in the North American Industry Classification System under codes 334511, 333314 and 54171. The information set forth in the Small Business Administration Forms 480, 652 and Part A of Form 1031 (the “SBA Forms”) regarding the Company is accurate and complete. The proceeds from the sale and issuance of shares of the New B-1 Series of New Class B Preferred hereunder shall be used for expansion of the Company’s business, general working capital and other enterprise purposes and otherwise as certified on the SBA Forms. Copies of such forms have been completed by the Company and delivered to Walnut prior to the date hereof along with a list of: (A) the name of each of the Company’s directors as of the date hereof; (B) the name and title of each of the Company’s officers as of the date thereof; and (C) after giving effect to the transactions contemplated by this Agreement, the name of each beneficial and record owner of capital stock of the Company setting forth the number of shares and class of capital stock held. The Company does not presently engage in any activities, nor will the Company use directly or indirectly the proceeds from the sale and issuance of shares of the New B-1 Series of New Class B Preferred hereunder for any purpose for which a Small Business Investment Company is prohibited from providing funds under Title 13, Code of Federal Regulations §107.720.
ARTICLE V
COVENANTS OF THE COMPANY
     Section 5.1 Accounts and Reports.
     Until a Public Offering occurs and so long as twenty five percent (25%) of the Shares of New Class B Preferred issued under this Agreement remain outstanding (as adjusted for stock splits, stock combinations and the like and including any shares of Common Stock held by the Investors into which the New Class B Preferred may be converted), the Company shall furnish any Investor who or that (together with its or his Affiliates) owns ten percent (10%) of the outstanding capital stock of the Company with copies of the following certificates, filings and reports:
               (a) Annual Reports. As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year, audited Financial Statements of the Company.
               (b) Monthly Financial Statements. Within thirty (30) days after the end of each month, beginning with August 2006, copies of the Company’s unaudited statements of income and cash flow and unaudited consolidated balance sheet as of the end of such month together with comparisons to budget and forecast and to corresponding periods in prior years, which shall be prepared in accordance with GAAP consistently applied and so certified by the Company’s principal financial officer.
               (c) Certifications. All Financial Statements referred to in Section 5.1(a) above shall be certified by the Company’s Independent Public Accountants and shall be presented in form comparative to the similar period of the preceding year. If for any period the Company has any Subsidiary or Subsidiaries whose accounts are consolidated with those of the Company, then, in respect of such period, all such Financial Statements will be the consolidated and consolidating financial statements of the Company and all such consolidated Subsidiaries.
               (d) Forecast. As soon as available, but in no event later than December 31 of each year, a budget and forecast for the fiscal year beginning on January 1 of the next calendar year, including a profit and loss statement, statement of cash flow and balance sheet, prepared on a monthly basis, and, promptly after preparation, any revisions thereto, in each case for review by the Investors and in a format approved by the Board of Directors of the Company.
               (e) Other Information. Upon the reasonable request of an Investor, the Company will reasonably promptly deliver to Investor other information and data, not proprietary in nature (in the good-faith judgment of the Company), pertaining to its business, financial and corporate affairs to the extent that such delivery will not violate any then applicable laws and any contracts of the Company with third persons. The Company will permit any person designated by an Investor in writing, at the expense of that Investor, to visit and inspect any of the properties of the Company, including its books of account, and to discuss its affairs, finances, and accounts with the Company’s officers or directors, all at such reasonable times and upon reasonable notice and as often as that Investor may reasonably request, all in a manner consistent with the reasonable security and confidentiality needs of the Company; provided, however, that the Company shall be under no such obligation: (i) with respect to information deemed in good faith by the Board of Directors of the Company to be proprietary; or (ii) if the Company’s Board of Directors reasonably believes such visit, inspection, or discussion would violate applicable laws or any contract with third persons. Nothing in this Section 5.1 shall be deemed to limit, or to be in derogation of, any Investor’s inspection rights under Section 1701.37 of the Ohio General Corporation Law.
     Section 5.2 Small Business Administration.
               (a) On an ongoing basis on and after the Closing Date, for so long as Walnut beneficially owns shares of New Class B Preferred or Common Stock in the Company, the Company will use reasonable efforts to complete any forms and provide any non-confidential information that may be reasonably required by the Small Business Administration (“SBA”) in connection with the transactions contemplated by this Agreement.
               (b) In addition to any other rights granted hereunder, the Company shall grant Walnut and the SBA access to the Company’s books and records for the purpose of verifying the use of such proceeds in verifying the certification made by the Company and the SBA Forms delivered by the Company prior to the Closing and for the purpose of determining whether the principal business activities of the Company continue to constitute “eligible business activities” (within the meaning of the SBA Regulations).
               (c) Upon the occurrence of a transaction or series of transactions that constitutes a Regulatory Violation (as defined below) where the representatives of Walnut on the Company’s Board of Directors opposed (in Board votes) the transaction or series of transactions and warned the Company that a Regulatory Violation might occur, in addition to any other rights or remedies to which it may be entitled (whether under this Agreement, the Shareholders Agreement, the New Articles or otherwise), Walnut shall have the right, to the extent required under the SBA Regulations, to demand in writing that the Company shall cure such Regulatory Violation, and if such Regulatory Violation cannot be cured in a timely manner, to repurchase all of the outstanding New Class B Preferred owned by Walnut at a price equal to the purchase price paid for such securities hereunder plus all declared and unpaid dividends or distributions thereon by delivering written notice of such demand to the Company. The Company shall pay, to the extent permitted by law, the purchase price for such New Class B Preferred by a cashier’s or certified check or by wire transfer of immediately available federal funds to Walnut within ninety (90) days after the Company’s receipt of the demand notice and, upon such payment, Walnut shall deliver the certificates or other instruments evidencing the New Class B Preferred being repurchased by the Company duly endorsed for transfer or accompanied by duly executed forms of assignment free of any liens or adverse claims. For purposes of this Agreement, “Regulatory Violation” means a change in the principal business activity of the Company and any “ineligible business activity” (within the meaning of Title 13, Code of Federal Regulations §107.720).
               (d) In the event that Walnut reasonably determines that it has a Regulatory Problem (as defined below), Walnut shall have the right to transfer its New Class B Preferred to an accredited investor (as defined in the regulations promulgated under the ‘33 Act), without regard to any restriction on transfer set forth in this Agreement, the Shareholders Agreement or the New Articles (provided that the transferee agrees to become a party to the Shareholders Agreement), and the Company shall take all reasonable actions as are required by Walnut in order to: (i) effectuate and facilitate any transfer by Walnut of any New

Class B Preferred then held by Walnut to any such person; (ii) permit Walnut (or any of its Affiliates) to exchange all or any portion of any voting security then held by it on a share-for-share basis for share of a non-voting security of the Company, which non-voting security shall be identical in all respects to the voting security exchanged for it, except that it shall be non-voting and shall be convertible into a voting security on such terms as are reasonably requested by Walnut in light of regulatory considerations then prevailing; (iii) continue and preserve the respective allocations of the voting interests with respect to the Company arising out of Walnut’s ownership of voting securities before the transfers and amendments referred to above (including entering into such additional agreements as are reasonably requested by Walnut to permit any Persons designated by Walnut to exercise any voting power that is relinquished by Walnut); and (iv) at the expense of Walnut, promptly amend this Agreement, the Shareholders Agreement, the Articles and related agreements and instruments to effectuate and reflect the foregoing. For purposes of this Agreement, a “Regulatory Problem” means any set of facts or circumstances wherein it has been asserted by any Governmental Authority (or any Investor that is an SBIC reasonably believes that there is a substantial risk of such assertion) that Walnut is not entitled to hold, or exercise any significant rights with respect to, the New Class B Preferred. Walnut represents and warrants to the Company that it is not aware of a Regulatory Problem applicable to it as of the date of this Agreement.
     Section 5.3 Use of Proceeds.
     The Company shall use the proceeds of the sale of the New Class B Preferred hereunder solely for the acquisitions described on Schedule 5.3 (which acquisitions are subject to the approval of the Company’s Board of Directors, the approving majority of which must include both Walnut Directors), expansion of the Company’s business and general working capital, as set forth in the SBA Forms.
     Section 5.4 Rule 144.
     The Investors recognize that the provisions of Rule 144 under the ‘33 Act are not presently applicable to securities of the Company. The Company covenants that: (a) at all times after the Company first becomes subject to the reporting requirements of Section 13 or 15(d) of the ‘34 Act, the Company will comply with the current public information requirements of Rule 144(c)(1) under the ‘33 Act; and (b) at all such times as Rule 144 is available for use by the Investors, the Company will furnish the Investors or any Holder upon request with all information within the possession of the Company required for the preparation and filing of Form 144.
     Section 5.5 Future Proprietary Rights Agreements; Other Agreements.
               (a) Proprietary Information. The Company shall use reasonable commercial best efforts to: (i) insure that no person employed by the Company or any of its Subsidiaries will wrongfully employ any confidential information or documentation proprietary to any former employer; (ii) protect, by maintenance of secrecy to the extent appropriate, all technical and business information developed by and belonging to the Company or any of its Subsidiaries which has not been patented; (iii) cause to be patented all technological information developed by and belonging to the Company or any of its Subsidiaries, which, in the opinion of the Company or any of its Subsidiaries and its counsel, is patentable and is best protected by patenting; and (iv) cause each person who becomes an officer of or consultant to the Company or any of its Subsidiaries to execute an agreement, in form and substance acceptable to the Investors and their counsel, relating to matters of nondisclosure.
               (b) Licenses and Trademarks. The Company shall use reasonable commercial efforts to own, possess and maintain all patents, trademarks, service marks, trade names, copyrights and licenses necessary or useful in the conduct of its business and the business of the Company and its Subsidiaries.
               (c) Other Agreements. The members of the Executive Management Team shall, as of the date of this Agreement, have entered into agreements for the benefit of the Investors relating to matters of corporate opportunities and a limited non-competition covenant, all in the form attached hereto and incorporated herein as Schedule 5.5.
     Section 5.6 Liability Insurance; D&O Insurance; Charter Indemnity Provisions.
     The Company will maintain in full force and effect a policy or policies of standard comprehensive general liability insurance and a directors and officers liability insurance policy, each underwritten by a reputable and financially stable U.S. insurance company insuring the Company’s properties and business and officers and directors against such losses and risks, and in such amounts, as are adequate for its business and as are customarily carried by entities of similar size engaged in the same or similar business. Such policies shall include property loss insurance policies, with extended coverage, sufficient in amount to allow the replacement of any of its tangible properties which might be damaged or destroyed by the risks or perils normally covered by such policies. The Company’s Board of Directors, including Walnut’s Board Members and the Board observers designated by Walnut shall be covered by the directors’ and officers’ insurance policy. Pursuant to provisions in the Company’s New Articles and/or Regulations (which provisions shall be in form and substance acceptable to the Investors and their counsel), the Company shall also indemnify the members of the Company’s Board of Directors and advance expenses to such persons to the fullest extent permitted by applicable law.
     Section 5.7 Taxes and Assessments.
     The Company will pay and discharge before the same become delinquent and before penalties accrue thereon, all taxes, assessments and governmental charges upon or against the Company or any of its Subsidiaries, or any of their respective properties, and all other material liabilities at any time existing, except to the extent and so long as: (a) the same are being contested in good faith and by appropriate proceedings in such manner as not to cause any material adverse effect upon the financial condition of the Company or the loss of any right of redemption from any sale thereunder; and (b) the Company shall have set aside on its books adequate reserves with respect thereto.
     Section 5.8 Maintenance of Entity.
     The Company will preserve, renew and keep, and shall cause each of its Subsidiaries to preserve, renew and keep, in full force and effect, its corporate existence, qualification in requisite jurisdictions and rights and privileges necessary or desirable in the normal conduct of its business.
     Section 5.9 Governmental Consents.
     The Company will obtain, and shall cause each of its Subsidiaries to obtain, all consents, approvals, licenses and permits required by federal, state, local and foreign law to carry on its business.
     Section 5.10 Further Assurances.
     The Company will cure promptly any defects in the creation and issuance of the shares of New Class B Preferred, in the Merger or in the execution and delivery of this Agreement. The Company, at its expense, will promptly execute and deliver promptly to the Investors upon request all such other and further reasonable documents, agreements and instruments in compliance with or pursuant to its covenants and agreements herein, and will make any recordings, file any notices, and obtain any consents as may be reasonably necessary, or appropriate in connection therewith.
     Section 5.11 Deal Fees and Expenses.
     The Company agrees to pay Walnut, at the Closing and at the Second Tranche Closing, a deal fee equal to Two percent (2.00%) of the amount invested by Walnut in the Shares of New Class B Preferred at the Closing or the Second Tranche Closing, as the case may be, which “deal fee” shall be used to cover expenses associated with the SBIC status of Walnut. The Company shall also pay, at the Closing, the out-of-pocket fees and expenses of Walnut, including the fees of Keating Muething & Klekamp PLL, counsel to the Investors, in an amount not to exceed, in the aggregate, Twenty Thousand Dollars ($20,000). The Investors acknowledge that partners of Keating Muething & Klekamp PLL have direct and indirect economic investment interests in the Company and waive any conflict that may be deemed to arise from such interests. The Company and the Executive Management Team shall indemnify Walnut from and against any claims by third-party brokers, finders and others arising out of the transactions contemplated by this Agreement.

     Section 5.12 Regulation D Filings.
     The Company will file on a timely basis all notices of sale required to be filed with the Commission pursuant to Regulation D under the ‘33 Act with respect to the transactions contemplated by this Agreement and simultaneously furnish copies of each report of sale to the Investors.
     Section 5.13 Preemptive Rights.
               (a) The Company hereby grants to the Investors a right of first refusal to purchase, on a pro rata basis, all or any part of New Securities (as defined below) which the Company may, from time to time, propose to sell and issue subject to the terms and conditions set forth below. Each Investor’s pro rata share, for purposes of this Section 5.13, shall equal a fraction, the numerator of which is the number of shares of Common Stock then held by that Investor or issuable upon conversion of New Class B Preferred then held by that Investor or upon the exercise of any other convertible securities, options, rights, or warrants then held by that Investor, and the denominator of which is the total number of shares of Common Stock then outstanding plus the number of shares of Common Stock issuable upon conversion or exercise of then outstanding New Class A Preferred, New Class B Preferred, and other convertible securities, options, rights or warrants (i.e., calculated on a fully-diluted basis, taking into account all management options, whether now existing or proposed).
               (b) “New Securities” shall mean any capital stock of the Company whether now authorized or not and rights, options or warrants to purchase capital stock, and securities of any type whatsoever which are, or may become, convertible into capital stock; provided, however, that the term “New Securities” does not include: (i) the New Class B Preferred issuable pursuant to this Agreement or the New Class A Preferred to be issued in connection with the acquisitions set forth on Schedule 5.3, or the shares of Common Stock issuable upon conversion of such shares of New Class A Preferred or of New Class B Preferred; (ii) securities offered to the public pursuant to a Public Offering; (iii) securities issued as a result of any stock split, stock dividend or reclassification of Common Stock, distributable on a pro rata basis to all holders of Common Stock; or (iv) securities issued in connection with the exercise of warrants or options listed on Section 4.4 of the Disclosure Schedule; or (v) securities issued in connection with any of the Company’s stock option plans pursuant to resolutions adopted by the unanimous vote of the Board of Directors, including both directors designated by Walnut; or (vi) securities issued in connection with acquisitions by the Company.
               (c) If the Company intends to issue New Securities, it shall give the Investors written notice of such intention, describing the type of New Securities to be issued, the price thereof and the general terms upon which the Company proposes to effect such issuance. The Investors shall have thirty (30) days from the date of any such notice to agree to purchase all or part of its pro rata share of such New Securities for the price and upon the general terms and conditions specified in the Company’s notice by giving written notice to the Company stating the quantity of New Securities to be so purchased.
               (d) If any Investor fails to exercise the foregoing right of first refusal with respect to any New Securities within such thirty (30)-day period, the Company may within one hundred eighty (180) days thereafter sell any or all of such New Securities not agreed to be purchased by the Investors, at a price and upon general terms no more favorable to the purchasers thereof than specified in the notice given to the Investors pursuant to paragraph (c) above. In the event the Company has not sold such New Securities within such one hundred eighty (180)-day period, the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Investors in the manner provided above.
     The holders of the New Class A Preferred shall have comparable preemptive rights under and pursuant to the Company’s New Articles. In the event of any conflict (including any conflict as to scope) between the Company’s New Articles and the provisions of this Section 5.13, the provisions of the Company’s New Articles shall govern and prevail. A party having preemptive rights under multiple documents may avail itself, himself or herself of such preemptive rights under one (1) (but not more than one (1)) such document.
     Section 5.14 Auditor.
     The Company shall retain a firm of certified public accountants of established national or regional reputation to serve as the Company’s Independent Public Accountants and to audit the Company’s books and records at least annually.
     Section 5.15 Board of Directors.
     The Company shall have a seven (7) member Board of Directors, the composition of which shall be as set forth in the Shareholders Agreement and the New Articles.
     Section 5.16 Key-Man Life Insurance.
     Walnut shall have the right to acquire additional life insurance up to Four Million Dollars ($4,000,000) in policy amount, of which Walnut shall be the beneficiary and at Walnut’s sole cost and expense, on the lives of the members of the Executive Management Team and on the lives of the members of key managers of the Subsidiaries (“Subsidiary Key Persons”). The members of the Executive Management Team and the Subsidiary Key Persons shall fully cooperate in obtaining such insurance.

     Section 5.17 Termination of Covenants.
     The covenants of the Company contained in this Article V shall terminate, and be of no further force or effect, upon the effective date of a Public Offering that generates gross proceeds to the Company of not less than Twenty Five Million Dollars ($25,000,000).
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE INVESTORS
     Each Investor, severally and not jointly and severally, represents and warrants to the Company at and of the date hereof and also at and as of the Closing that:
     Section 6.1 Power and Authority.
     Such has full power and authority and has taken all required corporate, partnership or other action necessary to permit it to execute and deliver this Agreement, and all other documents or instruments required by this Agreement, and to carry out the terms of this Agreement and of all such other documents or instruments.
     Section 6.2 Purchase for Investment.
     Such Investor is purchasing the New Class B Preferred and any Common Stock into which such New Class B Preferred may be converted for investment, for its own account and not with a view to distribution thereof, except for transfers permitted hereunder. Such Investor understands that the New Class B Preferred and any Common Stock received upon conversion of the New Class B Preferred must be held indefinitely unless it is registered under the ‘33 Act or an exemption from such registration becomes available, and that the New Class B Preferred and any Common Stock received upon conversion thereof may only be transferred as provided in this Agreement and in the Shareholders Agreement.
     Section 6.3 Financial Matters.
     Such Investor represents and warrants to the Company that it understands that the purchase of the New Class B Preferred, as the case may be, involves substantial risk and that its financial condition and investments are such that it is in a financial position to hold the New Class B Preferred, as the case may be, for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of, such New Class B Preferred, as the case may be. In addition, by virtue of its expertise, the advice available to it and previous investment experience, such Investor has extensive knowledge and experience in financial and business matters, investments, securities and private placements and the capability to evaluate the merits and risks of the transactions contemplated by this Agreement. Such Investor represents that it is an “accredited investor” as that term is defined in Regulation D promulgated under the ‘33 Act.
     During the negotiation of the transactions contemplated herein, such Investor and its representatives have been afforded full and free access to corporate books, financial statements, records, contracts, documents, and other information concerning the Company and to its offices and facilities, have been afforded an opportunity to ask such questions of the Company’s officers and employees concerning the Company’s business, operations, financial condition, assets, liabilities and other relevant matters as they have deemed necessary or desirable, and have been given all such information as has been requested, in order to evaluate the merits and risks of the prospective investment contemplated herein.
     Section 6.4 Brokers, etc.
     Except as set forth on Exhibit 6.4, such Investor has dealt with no broker, finder, commission agent, or other similar person in connection with the offer or sale of the New Class B Preferred and the transactions contemplated by this Agreement, and is under no obligation to pay any broker’s fee, finder’s fee, or commission in connection with such transactions.
ARTICLE VII
THE CLOSING AND CLOSING CONDITIONS
     Section 7.1 The Closing.
     Except as otherwise set forth herein, the purchase and sale of the New Class B Preferred at the Closing shall take place at the offices of Keating Muething & Klekamp PLL, One East Fourth Street, Suite 1400, Cincinnati, Ohio 45202. The Closing shall occur on August 21, 2006, or such other date not later than August 21, 2006, as the Company and by majority in interest of the Investors may designate.
     The obligation of the Investors to purchase the shares of New Class B Preferred to be purchased by the Investors at the Closing and at the Second Tranche Closing, as applicable shall be subject to satisfaction of the following conditions at and as of the Closing and at the Second Tranche Closing, as applicable:
     Section 7.2 Issuance of New Class B Preferred.
     The Company shall have duly issued and delivered certificates to the Investors for the shares of New Class B Preferred purchased by the Investors as provided in Sections 3.1, 3.3 and 3.5, as applicable.
     Section 7.3 Legal Opinion from Counsel for the Company.
     There shall be made available to the Investors the written opinion of Taft, Stettinius & Hollister LLP, counsel for the Company, in substantially the form attached as Schedule 7.3.
     Section 7.4 Merger.
     The Merger shall have been consummated in accordance with the provisions hereof, of the Merger Agreement and of the OGCL.

     Section 7.5 Certificate of Officer of the Company.
          The Company shall have delivered to the Investors a certificate of its chief executive and chief financial officers, or alternatives therefor satisfactory to counsel for the Investors, dated the date of the Closing or the Second Tranche Closing, as applicable, to the effect that the representations and warranties of the Company are true at and as of the Closing or the Second Tranche Closing, as applicable, as if made at and as of the Closing or the Second Tranche Closing, as applicable, and that each of the conditions in this Article VII has been satisfied.
     Section 7.6 Execution of Related Documents.
     The Company, the Investors and all other Company shareholders shall have duly authorized and executed the Shareholders Agreement in the form set forth as Schedule 7.6-1 hereto. The shareholders of the Company shall have, by adopting the Merger Agreement and approving the Merger, adopted the New Articles, which shall be in the form attached hereto as Schedule 7.6-2.
     Section 7.7 The Investors Review.
     Prior to the Closing, the Investors shall have completed their review of, and shall be satisfied with their conclusions regarding, the Company’s markets, business and projected operations.
     Section 7.8 Performance.
     The Company shall have performed and complied with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the Closing Date, and the Company shall have certified to such effect to the Investors in writing.
     Section 7.9 All Proceedings to Be Satisfactory.
     All corporate and other proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to a majority in interest of the Investors and their counsel, and the Investors and said counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.
     Section 7.10 Supporting Documents.
     On or prior to the Closing Date the Investors and their counsel shall have received copies of the following supporting documents:
               (a) a copy of the New Articles certified by the Secretary of State of the State of Ohio;

               (b) a certificate of said Secretary dated as of a recent date as to the due organization and good standing of the Company and listing all documents of the Company on file with said Secretary;
               (c) a certificate of the Secretary or comparable representative of the Company, dated the Closing Date and certifying: (1) that attached thereto are true and complete copies of the New Articles and Regulations of the Company as in effect on the date of such certification; (2) that attached thereto is a true, correct and complete copy of resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement, the Shareholders Agreement, the issuance, sale, and delivery of the New Class B Preferred and of the issuance, sale and delivery of shares of Common Stock upon conversion of the New Class B Preferred, and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; (3) that the New Articles of the Company have not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (b) above; and (4) the incumbency and specimen signature of each officer of the Company executing this Agreement, the Shareholders Agreement, the certificate or certificates representing the New Class B Preferred and any certificate or instrument furnished pursuant hereto, and a certification by another officer of the Company as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (c); and
               (d) such additional supporting documents and other information with respect to the operations and affairs of the Company as a majority in interest of the Investors and their counsel may reasonably request.
     All such documents shall be satisfactory in form and substance to the New Class B Investors and their counsel.
     Section 7.11 Reasonable Satisfaction of the New Class B Investors.
     All instruments applicable to the issuance and sale of the New Class B Preferred and all proceedings taken in connection with the transactions contemplated by this Agreement, shall be reasonably satisfactory to a majority in interest of the Investors.
ARTICLE VIII
INDEMNIFICATION AND SURVIVAL
     Section 8.1 Indemnification by the Company. Notwithstanding anything in this Agreement to the contrary, but subject to the other provisions of this Article VIII, the Company shall indemnify, defend, and hold the Investors (and each of them), the Investors’ respective directors, partners, officers and Affiliates, and each of such partners’ and Affiliates’ officers, directors, partners, employees, representatives and Affiliates, (collectively, the “Investor Indemnitees”) harmless from and against, and shall reimburse them for, any and all demands, claims, losses, liabilities, damages, costs, and expenses whatsoever (including, without limitation, any fines, penalties, reasonable fees and disbursements of counsel incurred by Investor Indemnitees in investigating or defending any of the foregoing, and other reasonable expenses incurred investigating or defending any of the foregoing or enforcing this Agreement) (individually a “Loss” and collectively “Losses”) sustained or incurred by an Investor Indemnitee resulting from or arising in connection with: (a) any material inaccuracy in or breach of any of the representations or warranties of the Company set forth in this Agreement or the Schedules or Exhibits hereto or in the documents delivered to the Investors pursuant hereto; or (b) any breach by the Company of any of its covenants, obligations, or agreements contained herein or in the New Articles, or the Shareholders Agreement, in each case whether or not such Loss results from a third party claim.
     Section 8.2 Indemnification by the Investors. Notwithstanding anything in this Agreement to the contrary, but subject to the other provisions of this Article VIII, the Investors, severally and not jointly and severally, shall indemnify, defend, and hold the Company and its officers, directors, employees, representatives and Affiliates, and each of the Company’s Affiliates’ officers, directors, employees, partners, representatives and Affiliates (collectively, the “Company Indemnitees”) harmless from and against, and shall reimburse them for, any and all Losses sustained or incurred by a Company Indemnitee resulting or arising from: (a) any material inaccuracy in or breach of any of such Investor’s representations or warranties set forth in this Agreement; or (b) any breach of any covenant, obligation or agreement of such Investor contained in this Agreement, or the Shareholders Agreement, in each case whether or not such Loss results from a third party claim.
     Section 8.3 Indemnification Notice. In the event that: (i) an event occurs which gives a Person a right to indemnification hereunder; or (ii) any third party claim is asserted against a Person with respect to which such Person is entitled to indemnification hereunder, such Person (the “Indemnified Party”) shall, within sixty (60) days of the later of the occurrence of the event giving rise to the claim or the date that the indemnified party learned of such claim (provided, however, that if a claim arises by virtue of litigation, then in no event less than ten (10) days prior to the date in which an appearance or answer is due, whichever is earlier), notify the Person obligated to indemnify it (the “Indemnifying Party”) of such claim by delivery of a written notice describing the claim and indicating the basis for indemnification hereunder. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within ten (10) days after receipt from the Indemnified Party of notice of such claim, to conduct at its expenses the defense against such claim in its own name, or if necessary in the name of the Indemnified Party. In the event that the Indemnifying Party fails to give such notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense and, only with the prior consent of the Indemnifying Party which shall not be unreasonably withheld, to compromise and settle the claim. In the event that the Indemnifying Party does elect to conduct the defense of the subject claim, the Indemnified Party shall cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it, all at the expense of the Indemnifying Party and the Indemnified Party shall have the right at its expense to participate in the defense, provided that the Indemnified Party will have the right to compromise and settle the claim only with the prior written consent of the Indemnifying Party. Any settlement to which the Indemnifying Party shall have consented in writing shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to indemnification hereunder.
     Section 8.4 Survival of Representations and Warranties. The representations and warranties made by the parties in or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made as of the Closing Date. The representations and warranties of the parties will survive the Closing until the third anniversary of the Closing Date. The covenants of the parties shall survive the Closing for the periods indicated in this Agreement or, if not so indicated, indefinitely.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Expenses.
     Except as herein provided, the Company and the Investors will each bear their own expenses in connection with this Agreement.
     Section 9.2 Remedies Cumulative.
     Except as herein provided, the remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto.
     Section 9.3 Brokerage.
     Each party hereto will indemnify and hold harmless the others against and in respect of any claim for brokerage or other commission relative to this Agreement or to the transaction contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by such party with any third party.
     Section 9.4 Severability.
     Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     Section 9.5 Parties in Interest.
     All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective legal representatives, successors and assigns of the parties hereto whether so expressed or not.

     Section 9.6 Notices.
     Notices required under this Agreement shall be deemed to have been adequately given if delivered in person or sent by certified mail, return receipt requested, to the recipient at its address set forth below or such other address as such party may from time to time designate in writing.

The Company:	The O’Gara Group, Inc. 7570 East Kemper Road, Suite 460 Cincinnati, OH 45249 Phone 513-489-1898 Fax 513-489-1898 Attention: Wilfred T. O’Gara

with a required copy (which shall not constitute notice) to:	Abram S. Gordon, Esq. 7570 East Kemper Road, Suite 460 Cincinnati, OH 45249

Walnut and WHO:	Walnut Investment Partners, L.P.
Walnut Private Equity Fund, L.P.
Walnut Holdings O’Gara LLC
c/o The Walnut Group
312 Walnut Street, Suite 1151
Cincinnati, Ohio 45202
Phone 513-651-3300
Fax 513-651-1084
Attention: James M. Gould

with a required copy (which shall not constitute notice) to:	Keating Muething & Klekamp PLL One East Fourth Street Suite 1400 Cincinnati, Ohio 45202 Phone 513-579-6468 Fax 513-579-6578 Attention: Edward E. Steiner, Esq.

Hauser LLC:	Hauser 43, LLC c/o The Hauser Group 8260 Northcreek Drive Suite 200 Cincinnati, Ohio 45236 Phone 513-936-7373

PMR:	P.O. Box 1508 4919 Main Street Waitsfield, Vermont 06573

T. O’Gara:	Thomas M. O’Gara 7570 East Kemper Road, Suite 460 Cincinnati, OH 45249

Campbell:	Kurt M. Campbell 7570 East Kemper Road, Suite 460 Cincinnati, OH 45249
     Section 9.7 No Waiver.
     No failure to exercise and no delay in exercising any right, power or privilege granted under this Agreement shall operate as a waiver of such right, power or privilege. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     Section 9.8 Amendments and Waivers.
     Except as otherwise herein provided, this Agreement may be modified or amended only by a writing signed by the Company and by each of the Investors.
     Section 9.9 Construction.
     This Agreement shall be governed by and construed in accordance with the procedural and substantive laws of the State of Ohio without regard for its conflicts-of-laws rules. The Company agrees that it may be served with process in the State of Ohio and any action for breach of this Agreement, or to interpret the provisions of this Agreement, prosecuted against it in the courts of that State or in the federal courts located in the State of Ohio.
     Section 9.10 Entire Understanding.
     This Agreement expresses the entire understanding of the parties and supersedes all prior and contemporaneous agreements and undertakings of the parties with respect to the subject matter of this Agreement.

     Section 9.11 Counterparts.
     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one agreement.
     Section 9.12 Assignment; No Third-Party Beneficiaries.
               (a) This Agreement and the rights hereunder shall not be assignable or transferable by the Investors or the Company except, in the case of the Investors, in accordance with the restrictions on transfer set out in the New Articles and in the Shareholders Agreement or, in the case of the Company, by operation of law in connection with a merger, consolidation or sale of substantially all the assets of the Company without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. The assignment by the Investors on a nonexclusive basis of any rights under this Agreement to any such transferee shall not affect or diminish the rights or obligations of the Investors under this Agreement and in no event shall any assignment relieve the Investors of their obligations hereunder.
               (b) Except as provided in Section 9.12, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.
ARTICLE X
TERMINATION
     Section 10.1 Termination.
     This Agreement may be terminated at any time prior to the Closing:
               (a) by mutual consent of a majority in interest of the Investors and the Company;
               (b) by the Company or by a majority in interest of the Investors if the initial Closing shall not have occurred by August 21, 2006; provided that the failure to consummate the transactions contemplated hereby is not a result of the failure by the party so electing to terminate this Agreement to perform any of its obligations hereunder.
     Section 10.2 Effect of Termination.
     If this Agreement shall be terminated pursuant to Section 10.1, all obligations, representations and warranties of the parties hereto under the Agreement shall terminate and there shall be no liability, except for any breach of this Agreement prior to such termination, of any party to another party.
(Remainder of page intentionally blank; signature page follows)

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

THE O’GARA GROUP, INC.

By:	/s/ Wilfred T. O’Gara

Name: Wilfred T. O’Gara
Title: President

WALNUT INVESTMENT PARTNERS, L.P.

By:	Walnut Investments Holding Company, LLC, Its
General Partner

	By:	/s/ James M. Gould

Name: James M. Gould
Title: Managing General Partner

WALNUT PRIVATE EQUITY FUND, L.P.

By:	Walnut Private Equity Fund G.P., LLC,
Its General Partner

	By:	/s/ James M. Gould

Name: James M. Gould
Title: Managing General Partner

WALNUT HOLDINGS O’GARA LLC

By:	/s/ James M. Gould

Name: James M. Gould
Title: Managing Member

THE THOMAS M. O’GARA FAMILY TRUST

By:	/s/ Thomas M. O’Gara

Thomas M. O’Gara, Trustee

PMR, LLC

By:	/s/ William Parker

Name: William Parker
Title: Manager

/s/ Kurt M. Campbell

KURT M. CAMPBELL

HAUSER 43, LLC

By:	/s/ Mark J. Hauser

Name: Mark J. Hauser
Title: Manager

SCHEDULE 3.1

		Allocable Portion of Closing
	Number of Shares	Purchase Price
Walnut Investment Partners, L.P.	4,207	$499,991.85

Walnut Private Equity Fund, L.P.	12,033	$1,430,093.17

Walnut Holdings O’Gara LLC	5,217	$620,027.93

Hauser 43, LLC	14,304	$1,699,996.07

PMR, LLC	252	$29,949.60

Thomas M. O’Gara	4,207	$499,991.85

Kurt M. Campbell	253	$30,068.44

SCHEDULE 3.3

		Allocable Portion of Second
	Number of Shares	Tranche Purchase Price
Walnut Investment Partners, L.P.	4,207	$499,991.85

Walnut Private Equity Fund, L.P.	12,032	$1,429,974.32

Walnut Holdings O’Gara LLC	5,217	$620,027.93

Hauser 43, LLC	14,304	$1,699,996.07

Kurt M. Campbell	252	$29,949.60